INVESTOR	Todd Fromer / Garth Russell
CONTACTS:	KCSA Worldwide
(212) 896-1215 / (212) 896-1250
tfromer@kcsa.com / grussell@kcsa.com

4Kids Entertainment Announces Shareholder Rights Plan and Amendments to its

By-laws and Equity Incentive Plans

NEW YORK, August 16, 2007 – 4Kids Entertainment, Inc. (NYSE: KDE) (the “Company”) announced today that its Board of Directors adopted a shareholder rights plan. The plan is similar to “poison pill” type plans adopted by many other public companies. In order to implement the shareholder rights plan, 4Kids Entertainment amended its Certificate of Incorporation to designate the relative rights, preferences and limitations of the new Series A Preferred Stock, shares of which are issuable upon exercise of the rights.

Under the shareholder rights plan, a dividend of one Preferred Stock Purchase Right is being declared for each share of common stock outstanding at the close of business on August 27, 2007. No separate certificates evidencing the Rights will be issued unless and until they become exercisable.

The Rights generally will not become exercisable until a person or group acquires 15% or more of 4Kids Entertainment’s common stock in a transaction that is not approved in advance by the Company’s Board of Directors. In that event, each Right will entitle the holder, other than the unapproved acquirer and its affiliates, to buy common stock of the Company at 50% of its market value for the Right’s then current exercise price (initially $55, subject to adjustment). The Company’s Board of Directors may redeem the Rights for a nominal amount at any time prior to an event that causes the Rights to become exercisable. The Rights will expire on August 14, 2017, if not earlier redeemed, exchanged, extended or terminated by 4Kids Entertainment pursuant to the terms of the rights plan.

In addition to adopting the shareholder rights plan, the Board of Directors also amended and restated the By-laws of 4Kids Entertainment to: (i) revoke the power of shareholders holding a majority of outstanding voting shares to call special meetings of the shareholders, (ii) revoke the power of shareholders to remove directors without cause, (iii) revoke the power of shareholders to fill vacancies in the Board of Directors and (iv) increase the maximum authorized number of directors to nine. 4Kids Entertainment also adopted amendments to its employee stock option plans and other equity incentive plans to provide that upon a change of control of the Company, all awards granted under the plans immediately vest.

Al Kahn, Chairman and Chief Executive Officer of 4Kids Entertainment, commented, “After long deliberation, the Board adopted these measures to bring 4Kids Entertainment more closely in line with many other publicly traded companies. The shareholder rights plan should provide the Board with additional tools to protect and maximize shareholder value.”

About 4Kids Entertainment

Headquartered in New York City with international offices in London, 4Kids Entertainment, Inc. (NYSE: KDE) is a global provider of children’s entertainment and merchandise licensing. 4Kids, through its wholly owned subsidiaries, provides domestic and international merchandise licensing; product development; television, film, music and home video production and distribution; and Web site development. For further information, please visit the Company’s Web sites at www.4KidsEntertainment.com and www.4Kids.TV.

The information contained in this press release, other than historical information, consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors beyond the Company’s control, including general economic conditions, consumer spending levels, competition from toy companies, motion picture studios and other licensing companies, the uncertainty of public response to the Company’s properties and other factors could cause actual results to differ materially from the Company’s expectations.

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